Exhibit 19.1
Insider Trading Policy and Procedures

Insider Trading Policy and Procedures

This memorandum sets forth the policy of iRobot Corporation and its subsidiaries (the “Company”) regarding insider trading and the disclosure of information concerning the Company. This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Statement”) is applicable to all directors, officers and employees (including interns and temporary employees) of the Company and consultants to the Company. Violation of this Insider Trading Statement by any director, officer or employee of the Company or consultant to the Company may subject such person to disciplinary action by the Company, including termination of employment or consultancy, as applicable. All members of the Board of Directors and certain designated officers, employees and consultants also must comply with the Company’s Insider Trading Procedures (the “Insider Trading Procedures”). If you are required to comply with the Company’s Insider Trading Procedures, you will be notified and will receive a copy of that policy.

A.To Whom does this Insider Trading Statement Apply?

This Insider Trading Statement is applicable to all directors, officers and employees (including interns and temporary employees) of the Company and consultants to the Company. In addition, this Insider Trading Statement continues to apply to directors, officers, employees and consultants following the termination of any such individual’s service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material, whichever is earlier. The same restrictions that apply to these individuals also apply to their spouse, significant other, child, parent or other family member, in each case, living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which they have the ability to influence or direct investment decisions concerning securities.

B.What is “Insider Trading?”

It is generally illegal for any director, officer or employee of the Company or consultant to the Company to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer, employee or consultant to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” The Company’s Board of Directors has adopted this Insider Trading Statement both to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.

The Senior Function Leader of the “authorized by” function administers, interprets & amends this policy.

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1.What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;

•earnings or revenue that are inconsistent with the consensus expectations of the investment community;

•potential restatements of the Company’s financial statements;

•pending or proposed mergers, acquisitions, tender offers or joint ventures;

•pending or proposed acquisitions or dispositions of significant assets;

•changes in management or the Board of Directors;

•actual or threatened litigation or governmental investigations or major developments in such matters;

•new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.

2.What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other

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means that are reasonably designed to provide broad public access. Before a person can trade, there also must be adequate time for the market as a whole to digest the information that has been disclosed. For the purposes of this Insider Trading Statement, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.

C.What Activities are Prohibited?

When you know or are in possession of material, nonpublic information about the Company, you, your spouse, child, parent, sibling or other family member living in the same household, and any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities (collectively, your “Affiliates”), generally are prohibited from the following activities:

◦trading in the Company’s securities (including trading in options, puts, calls or other derivative securities of the Company);

◦having others trade for you in the Company’s securities;

◦giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Statement; and

◦disclosing the material, nonpublic information about the Company to anyone else who might then trade (“tipping”).

In addition, in light of the severity of possible sanctions for insider trading and the Company’s obligation to insure that all material non-public information disclosed to market participants is disclosed publicly, you and each of your Affiliates may trade in Company securities only during four (4) quarterly trading windows. Unless otherwise advised, the four trading windows consist of the periods that begin on the third business day after the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. You and your Affiliates may be allowed to trade outside of a trading window in the following special circumstances: (1) upon obtaining a waiver from Kevin P. Lanouette, General Counsel, (2) for Corporate Insiders, as defined in the Company’s Insider Trading Procedures, pursuant to a written Trading Plan that satisfies the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 and has been pre-approved by Kevin P. Lanouette, General Counsel, or (3) pursuant to the terms of a restricted stock award, deferred stock award or other similar stock-based awards under the Company's stock plans requiring the sale of securities of the Company to satisfy the minimum tax withholding obligation relating to the transfer of, or the lapse of restrictions on, any such award, but only inasmuch as the proceeds of such sale would satisfy the withholding amount due. If you have any questions regarding the requirements for, or implementation of, a Rule 10b5-1 Trading Plan please contact the General Counsel.

This Insider Trading Statement does not apply to an exercise of an employee stock option. This Insider Trading Statement does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Trading in the Company’s securities if you have material, nonpublic

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information about the Company is expressly prohibited for all officers, directors and employees of the Company and consultants to the Company. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

D.What are the Penalties for Insider Trading?

The penalties for insider trading violations can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit gained or the loss avoided by the trading; pay the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of such violation, have purchased (where such violation is based on a sale of securities) or sold (where such violation is based on a purchase of securities) securities of the same class; pay civil penalties up to three times the profit made or loss avoided; pay a criminal penalty of up to $5,000,000; and serve a jail term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

Violation of this Insider Trading Statement or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Statement has been violated. The Company may determine that specific conduct violates this Insider Trading Statement, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.Unauthorized Disclosure; Prohibition on Commenting on the Company on Electronic Bulletin Boards, Internet Chat Rooms or Websites.

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by directors, officers or employees of the Company. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to insure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, on the Internet and through social media, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through social media and various websites often is unreliable, and in some cases, may be deliberately false. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information, any sort of response,

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even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Statement prohibits you from discussing material, nonpublic information about the Company or its subsidiaries with anyone, including other employees or consultants, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, the investment community or stockholders, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company.

This Insider Trading Statement also prohibits you from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company.

F.Confidential Information.

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

G.Reporting of Violations.

If you violate this Insider Trading Statement or any federal or state laws governing insider trading, or know of any such violation by any director, officer, employee or consultant of the Company, you must report the violation immediately to Kevin P. Lanouette, General Counsel. However, if the conduct in question involves Mr. Lanouette, if you have reported such conduct to Mr. Lanouette and do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with Mr. Lanouette, you may raise the matter with Gary Cohen, Chief Executive Officer at (781) 430-3000 or avail yourself of the Employee Reporting Hotline.

H.Modifications.

The Company may at any time change this Insider Trading Statement or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Statement when such revisions have been delivered to you unless you object to any revision therein in a written statement received by Kevin P. Lanouette, General Counsel, within two (2) business days of such delivery.

I.Questions.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this Insider Trading Statement. Please direct all questions to Kevin P. Lanouette, General Counsel at (781) 430-3000.

The Senior Function Leader of the “authorized by” function administers, interprets & amends this policy.

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* * * * *

Your failure to observe this Insider Trading Statement could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

J.SPECIAL PROCEDURES FOR “CORPORATE INSIDERS”

As described above, it is generally illegal for any director, officer or employee of iRobot Corporation or its subsidiaries (the “Company”), or any consultant to the Company, to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. In addition to the normal trading windows, this section describes special Insider Trading Procedures (the “Insider Trading Procedures”) governing securities trading by directors, officers, employees and consultants who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (“Corporate Insiders”).

If you are a “Corporate Insider” and thus required to comply with the special trading restrictions detailed in these Insider Trading Procedures, you will be notified by the Compliance Officer.

Please note that all directors, officers, employees and consultants must comply with the general trading restrictions described below in Section J.4(a).

These Insider Trading Procedures regulate securities trades by: (i) Corporate Insiders; (ii) an Corporate Insider’s spouse, child, parent, sibling or other family member living in the same household; (iii) all persons who execute trades on behalf of Corporate Insiders; and (iv) investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which Corporate Insiders have the ability to influence or direct investment decisions concerning securities (the persons and entities covered by clauses (ii) through (iv) above are hereinafter referred to as “Affiliated Persons”). Corporate Insiders are responsible for ensuring compliance with these Insider Trading Procedures and the Insider Trading Statement by all of their Affiliated Persons. Unless the context otherwise requires, references to “Corporate Insiders” in these Insider Trading Procedures refer collectively to Corporate Insiders and their Affiliated Persons.

These Insider Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock (as described in more detail in Section J.4(f)), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange traded options or other derivative securities.

1.INSIDERS AND INSIDER TRADING

Persons who in the ordinary course of performing their duties have access to material, nonpublic information regarding the Company, including, without limitation, the directors, officers and certain employees of the Company or any of its subsidiaries, are deemed to be Corporate Insiders. All Corporate Insiders must obtain prior approval of all of their trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section J.4(d) below.

Please see the Insider Trading Statement for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Corporate Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for

The Senior Function Leader of the “authorized by” function administers, interprets & amends this policy.

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guidance. Remember: Corporate Insiders must obtain prior approval of all trades in Company securities from the Compliance Officer, who will consult with the Company’s Chief Executive Officer and/or the Company’s Chief Financial Officer, in accordance with the procedures set forth in Section J.4(d) even if they are not aware of any material, nonpublic information.

2.COMPLIANCE WITH THE INSIDER TRADING STATEMENT

No director, officer or employee (including interns and temporary employees) of the Company or consultant to the Company may trade in any type of securities of the Company if such person is in possession of material, nonpublic information about the Company unless the trade has been effected (1) in compliance with a pre-approved Rule 10b5-1 Plan or (2) in accordance with the terms of a restricted stock award, deferred stock award or other similar stock-based awards under the Company's stock plans requiring the sale of securities of the Company to satisfy the minimum tax withholding obligation relating to the transfer of, or the lapse of restrictions on, any such award. This prohibition applies even if such Corporate Insider receives pre-clearance and the transaction would occur during a trading window.

3.INSIDER TRADING COMPLIANCE OFFICER

The Company has designated Kevin P. Lanouette, General Counsel, as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Corporate Insiders in accordance with the procedures set forth in Section J.4(d). The Compliance Officer will consult with the Company’s other officers, including the Company’s Chief Executive Officer or the Company’s Chief Financial Officer, and/or outside legal counsel and will receive approval for his own trades from Gary Cohen, Chief Executive Officer.

4.SPECIAL TRADING RESTRICTIONS AND PROCEDURES

(a)PROHIBITED ACTIVITIES

Please see the Insider Trading Statement for a description of prohibited activities applicable to all directors, officers and employees of the Company, including Corporate Insiders. For a discussion of special trading restrictions applicable only to Corporate Insiders, please see Section J.4(b) immediately below. The general trading restrictions include:

•No Trading Except During Windows. No individual may trade in Company securities outside of the applicable “trading windows” as described in Section J.4(c) except as specifically permitted hereafter.

•No Short Sales or Purchases or Sales of Derivative Securities. No individual may at any time sell any securities of the Company that are not owned by such individual at the time of the sale (a “short sale”). Also, no individual may buy or sell puts, calls or other derivative securities of the Company at any time.

•Gifts Subject to Same Restrictions as All Other Securities Trades. No individual may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the individual is not permitted to trade.

(b)SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

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•All Trades Must be Pre-cleared by the Compliance Officer. No Corporate Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section J.4(d).

•No Purchases on Margin. No Corporate Insider may hold Company securities as collateral in a margin account.

•No Pledges. No Corporate Insider may pledge Company securities as collateral for a loan unless the pledge has been approved by the Compensation Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Compensation Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such pledge request submitted by an Corporate Insider will be considered by the Compensation Committee on a case-by-case basis.

(c)TRADING WINDOWS

There are times when the Company or certain members of its board of directors or senior management may be aware of a material, nonpublic development. Although a Corporate Insider may not know the specifics of such development, if a Corporate Insider engages in a trade before such development is disclosed to the public or resolved, such Corporate Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by a Corporate Insider during such a period could result in adverse publicity for the Company. For example, the announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, subject to limited exceptions, directors, officers, employees and consultants may trade in Company securities only during four (4) quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth in Section J.4(d). Unless otherwise advised, the four trading windows consist of the periods that begin on the third business day after the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. Insiders may be allowed to trade outside of a trading window in the following special circumstances: (i) In accordance with the procedure for waivers described in Section J.7; (ii) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section J.4(e); or (iii) in accordance with the terms of a restricted stock award, deferred stock award or other similar stock-based awards under the Company's stock plans requiring the sale of securities of the Company to satisfy the minimum tax withholding obligation relating to the transfer of, or the lapse of restrictions on, any such award.

(d)PRE-CLEARANCE PROCEDURES FOR APPROVING TRADES BY CORPORATE INSIDERS

Insiders. No Corporate Insider may trade in Company securities until:

the Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to these Insider Trading Procedures. To provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

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the Corporate Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that:

the Corporate Insider is not in possession of material, nonpublic information concerning the Company; and

to the Corporate Insider’s best knowledge, the proposed trade(s) does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended; and

the Compliance Officer or his or her designee has approved the trade(s), including consulting with the Company’s Chief Executive officer and/or the Company’s Chief Financial Officer, and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Corporate Insider from, the consequences of prohibited insider trading.

Additional Information. Corporate Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by Corporate Insiders. The Compliance Officer may reject any trading request at his or her sole reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If a Corporate Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, a Corporate Insider must complete the proposed trade within five (5) business days or make a new trading request.

(e)EXEMPTION FROM CERTAIN TRADING RESTRICTIONS: PRE-APPROVED 10b5-1 PLAN

Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s trading windows, retirement plan blackout periods (if applicable) or pre-clearance procedures as described above, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Corporate Insiders to establish arrangements to trade in Company securities outside the trading windows, even when in possession of undisclosed material information, provided that the transaction occurs pursuant to a Rule 10b5-1 Plan that came into existence before such Corporate Insider became aware of such material, nonpublic information.

The Senior Function Leader of the “authorized by” function administers, interprets & amends this policy.

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If a Corporate Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or trading instructions must:

1.satisfy the requirements of Rule 10b5-1;

2.be documented in writing;

3.be established during a trading window in which such Corporate Insider does not possess material, nonpublic information; and

4.be pre-approved by the Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve a Corporate Insider’s Rule 10b5-1 Plan, such Corporate Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. Such modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

(f)EMPLOYEE BENEFIT PLANS

Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Insider Trading Procedures do not apply to the exercise of an option to purchase securities of the Company. However, such a transaction is subject to the Section 16 current reporting requirements. Therefore, Corporate Insiders must comply with the post-trade reporting requirement described in Section J.4(h) below for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to the above procedures and all other requirements of these Insider Trading Procedures. In particular, such securities may not be sold by Insiders except during a trading window, after authorization from the Compliance Officer has been received. Moreover, these Insider Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Mandatory Sales to Satisfy Withholding Tax. Transactions effected in accordance with the terms of a restricted stock award, deferred stock award or other similar stock-based awards under the Company's stock plans requiring the sale of securities of the Company to satisfy the minimum tax withholding obligation relating to the transfer of, or the lapse of restrictions on, any such award will not be subject to the Company’s trading windows, retirement plan blackout periods (if applicable) or pre-clearance procedures as described above, and Insiders are not required to complete a Stock Transaction Request form for such transactions.

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(g)FORMER EMPLOYEES: POST-TERMINATION TRANSACTIONS

The trading prohibitions and restrictions set forth in these Insider Trading Procedures continue to apply to Corporate Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Corporate Insider has become public or is no longer material.

(h)POST-TRADE REPORTING
Corporate Insiders are required to report to the Compliance Officer any transaction (including transactions pursuant to a Rule 10b5-1 Plan and to the terms of a restricted stock award, deferred stock award or other similar stock-based awards under the Company's stock plans requiring the sale of securities of the Company to satisfy the minimum tax withholding obligation relating to the transfer of, or the lapse of restrictions on, any such award) in securities of the Company by them or their Affiliated Persons no later than the end of the day in which the transaction occurs by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Insider Trading Procedures. Compliance by Insiders with this provision is imperative given the requirement of Section 16 of the Exchange Act that Insiders generally must report changes in beneficial ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report a Corporate Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

5.POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit gained or the loss avoided by the trading; pay the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of such violation, have purchased (where such violation is based on a sale of securities) or sold (where such violation is based on a purchase of securities) securities of the same class; pay civil penalties up to three times the profit made or loss avoided; pay a criminal penalty of up to $5,000,000; and serve a jail term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

COMPANY DISCIPLINE

Violation of these Insider Trading Procedures, the Insider Trading Statement or federal or state insider trading laws may subject the person violating such policies or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether these Insider Trading Procedures have been violated. The Company may determine that specific conduct violates these Insider Trading Procedures, whether or not the conduct also violates the law. It is not necessary for the Company to

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await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

6.REPORTING OF VIOLATIONS

Any employee or director who violates these Insider Trading Procedures, the Insider Trading Statement or any federal or state laws governing insider trading, or knows of any such violation by any director, officer or employee of the Company, must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, if the Insider has reported it to the Compliance Officer and does not believe that he or she has dealt with it properly, or if the Insider does not feel that he or she can discuss the matter with the Compliance Officer, the Insider may raise the matter with Gary Cohen, the Chief Executive Officer of the Company, or report the matter using the Employee Hotline.

7.WAIVERS

A waiver of any provision of these Insider Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer or his or her designee, and any such waiver shall be reported to the Company’s Board of Directors.

8.MODIFICATIONS

The Company may at any time change these Insider Trading Procedures or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any such change will be delivered to Insiders by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee. A Corporate Insider will be deemed to have received, be bound by and agree to revisions of these Insider Trading Procedures when any such revision has been delivered to such Insider unless the Insider objects to any revision therein in a written statement received by the Compliance Officer within two (2) business days of such delivery.

* * * * *

Failure to observe these Insider Trading Policy & Procedures could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including termination of employment or service relationship with the Company.

The Senior Function Leader of the “authorized by” function administers, interprets & amends this policy.

Date Updated: 7-Feb-25	Page 12 of 12